EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 17, 2014, relating to the consolidated financial statements, the effectiveness of Biolase, Inc.’s internal control over financial reporting, and consolidated financial statement schedule of Biolase, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, which our report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Costa Mesa, California

March 28, 2014